Exhibit 107

Calculation of Filing Fee Table

Form S-8

Registration Statement under the Securities Act of 1933

(Form Type)

Eagle Financial Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $2.50 per share	Other	250,000	$30.66 (2)	$7,665,000	0.00014760	$1,132

Total Offering Amounts					$7,665,000		$1,132

Total Fee Offsets							—

Net Fee Due							$1,132

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) also covers any additional shares of Common Stock of Eagle Financial Services, Inc. (the “Registrant”) that become issuable under Eagle Financial Services, Inc. 2023 Stock Incentive Plan, in each case, by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)

Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low price per share of the Registrant’s Common Stock on November 28, 2023, as reported on the OTC Markets Group’s OTCQX tier.

Table 2: Fee Offset Claims and Sources

N/A